Exhibit 99.1

Contacts:	Pat Sheaffer or Ron Wysaske,
Riverview Bancorp, Inc. 360-693-6650

Bradley Carlson Named to Riverview Board

Vancouver, Wash., December 22, 2014 -- Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) today announced the appointment of Bradley Carlson, President and General Manager of Evergreen Memorial Gardens Cemetery, Funeral Chapel and Crematory to the Board of Directors for Riverview Community Bank and Riverview Bancorp, Inc.

“Brad is not only an astute businessman, he is a true pillar of the Clark County community who has served literally thousands of families in southwest Washington,” said Pat Sheaffer, Chairman and CEO of Riverview Bancorp. “Our strong Board and Company will profit from Brad’s expertise and experiences at the local and regional level. He has a global perspective of the opportunities and challenges that impact all of us from a personal, entrepreneurial, and governmental level. His twenty five years of experience in the funeral business parallels the banking industry in many ways. It’s a deeply personal, consultative business that assists individuals, families and businesses from across the economic spectrum.”

A graduate of Washington State University with a Bachelor of Arts in Communications and Advertising, Mr. Carlson spent over 10 years in the computer industry as a sales person and sales manager before joining the family business in 1987.

Mr. Carlson is actively involved in numerous local and regional business and community organizations. He is a past chair of the board and current director for the Association of Washington Business, which is a statewide business lobbying group with over 8,000 members. He is also past president of the Washington Cemetery, Cremation and Funeral Association, as well as serving for 11 years on the Washington State Funeral Directors, Embalmers and Cemetery Board as appointed by the Governor. Currently he is on the board of directors of the Fort Vancouver National Trust, Legacy Salmon Creek Hospital Foundation, Identity Clark County and the Washington State University Foundation Board of Trustees.

About the Company
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $842 million, it is the parent company of the 91 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers.